SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of July 8, 2010 is entered into by and between Business Development Corporation of America, Inc. (the “Issuer”) and BDCA Adviser, LLC, a Delaware limited liability company (“Investor”).

WHEREAS, the Issuer is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, the Company desires to issue and sell Investor, and Investor desires to subscribe for and purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), all as described more fully in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

1.           Subscription for Shares.  Investor hereby irrevocably subscribes for 22,222 shares of Common Stock (the “Shares”) for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000).  The purchase price is being paid simultaneous herewith by wire transfer of immediately available federal funds to the bank account designated on Schedule A hereto.  Upon receipt of the purchase price, the Shares will be registered in the name of Investor on the books and records of the Company’s transfer agent.

2.           Investor Representations and Warranties.  Investor hereby represents and warrants to the Company as of the date hereof as follows:

a.           Organization and Authority.  Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Investor.

b.           Own Account.  Investor understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and Investor is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of the Shares in violation of the Securities Act or any applicable state securities law.

c.           Investor Status.  Investor is an “accredited investor” as defined in Rule 501 under Regulation D of the Securities Act.

3.           Effectiveness.

a.           This Agreement, including, without limitation, the foregoing representations and warranties made by Investor, shall survive the date of the issuance to Investor of the Shares.

b.           The agreements of Investor set forth herein shall become effective and binding upon Investor, without right of revocation, upon the Company’s acceptance of this Agreement.

4.           Miscellaneous.

a.           Any notice, demand, request or other communication to any party hereunder which may be required or contemplated herein shall be in writing and shall be given to (x) the Company at the following address: 405 Park Avenue, New York, New York 10022 or to facsimile number (212) 421-5799, and (y) to Investor at the following address: 405 Park Avenue, New York, New York 10022 or to facsimile number (212) 421-5799, or to such other address or facsimile number as such Investor may designate from time to time by written notice to the Company.

Each such notice, request, consent or other communication shall be effective (w) if delivered by hand, when delivered at the address specified in this Section 4(a) (x) if sent by first class mail, five days after such mailing to the address specified in this Section 4(a), (y) if delivered by nationally recognized overnight courier service or sent by United States Express Mail, on the second following business day after delivery to such service or such mailing and (z) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 4(a) and the appropriate answer back or confirmation is received, provided that notice to the Company shall be effective only if and when received.

b.           The provisions of this Agreement are not intended to be for the benefit of any creditor of Investor or of the Company or any other person, and no such creditor or other person shall obtain any rights under this Agreement or shall, by reason of this Agreement, be permitted to make any claim against the Company.

c.           This Agreement shall be binding upon the heirs, executors, administrators, successors and permitted assigns of Investor and, if accepted by the Company, shall be binding upon the Company’s successors and assigns.

d.           Neither this Agreement nor any provision hereof may be waived, modified, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, discharge or termination is sought to be enforced.

e.           This Agreement is not transferable or assignable by Investor.

f.           This Agreement contains the entire agreement of the parties and supersede any prior agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein and in such other agreements or documents.

g.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

h.           This Agreement may be executed in counterparts with the same effect as if the parties executing the counterparts had all executed one counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

By: /s/ William M. Kahane_______
Name: William M. Kahane
Title: President

BDCA Adviser, LLC

By: /s/ William M. Kahane________
Name: William M. Kahane
Title: President

Schedule A

Wire Instructions